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                                                                       EXHIBIT 5


                        [LETTERHEAD OF HAYTHE & CURLEY]

                                 April 22, 1997


     Westerbeke Corporation
     Avon Industrial Park
     Avon, Massachusetts 02322

     Dear Sirs:

          We have acted as counsel for Westerbeke Corporation, a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 being filed by the Company under the Securities Act of 1933 with respect to 150,000 shares (the "Option Shares") of the Company's common stock, $.01 par value (the "Common Stock"), which have been or are to be offered by the Company pursuant to the Company's 1996 Stock Option Plan (the "Stock Option Plan").

          In connection with such registration statement, we have examined such records and documents and such questions of law as we have deemed appropriate for purposes of this opinion. On the basis of such examination, we advise you that in our opinion the Option Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Stock Option Plan and stock options duly granted or to be granted thereunder, will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the foregoing registration statement.

                                            Very truly yours,


                                            /s/ Haythe & Curley